UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 20, 2006
GOODRICH CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York (State or Other Jurisdiction of Incorporation)	1-892 (Commission File Number)	34-0252680 (IRS Employer Identification No.)
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217
(Address of Principal Executive Offices)(Zip Code)
Registrant’s telephone number, including area code: (704) 423-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
On February 20, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Goodrich Corporation (the “Company”) approved the following compensation arrangements for the Company’s executive officers, including its named executive officers (as defined in Regulation S-K Item 402(a)(3)).
The Company expects to file its proxy statement for the 2006 Annual Meeting of Shareholders on or about March 10, 2006 (the “2006 Proxy Statement”). The 2006 Proxy Statement will include additional information with respect to the compensation arrangements for executive officers of the Company.
Approval of Participation in and 2006 Performance Measures for the Senior Executive Management Incentive Plan (“SEMIP”) and the Management Incentive Program (“MIP”)
On February 20, 2006, the Committee approved the participation by the executive officers in the SEMIP or the MIP, as applicable, for 2006. In addition, the Committee approved the 2006 performance measures for the SEMIP and the MIP. The performance measures for the executive officers for 2006 are (a) company earnings before interest and taxes, adjusted for special items (“Adjusted EBIT”); (b) company free cash flow, which measures operating cash flow adjusted for cash payments related to special items, less capital expenditures (“Free Cash Flow”); and (c) individual and team goals. The term “special items” includes merger-related and consolidation costs, debt redemption costs, certain gains and losses on the sale of businesses, results of discontinued operations, cumulative effect of change in accounting, asset impairment charges and other costs. Payouts relating to individual and team goals will be made only if threshold performance is achieved on at least one financial performance measure.
The SEMIP and the MIP place various weightings on these measures depending upon a participant’s role in the Company and scope of responsibility. For Marshall O. Larsen, the Company’s Chairman, President and Chief Executive Officer, the weightings are: Adjusted EBIT, 42.5%; Free Cash Flow, 42.5%; and individual and team goals, 15%. For the other executive officers, the weightings are: Adjusted EBIT, 40%; Free Cash Flow, 40%; and individual and team goals, 20%.
A participant’s annual cash incentive compensation target under these plans is expressed as a percentage of annual base salary, with the percentages of salary increasing with the level of the position. For the named executive officers, the annual cash incentive compensation targets ranged from 65% to 100% of annual base salary. Incentive payments can range from 0% to 200% of target, based on the level of performance against the financial performance measures and individual and team goals.

Establishment of Adjusted Return on Invested Capital Performance Threshold for Restricted Stock Unit Awards
On February 20, 2006, the Committee established a performance threshold for any 2007 restricted stock unit awards. The performance threshold is based upon adjusted return on invested capital (“Adjusted ROIC”), defined as net income excluding special items, divided by the average invested capital (measured at the Company level). If the Company does not achieve a 2006 Adjusted ROIC performance at or above the threshold level, restricted stock units will not be issued in January 2007 to the Company’s senior and middle management groups.
Establishment of Performance Measures for the 2006 — 2008 Performance Units
On February 20, 2006, the Committee approved the performance measures for the 2006 — 2008 performance units that were awarded effective January 3, 2006. The two equally weighted performance measures for the performance units are relative total shareholder return (“RTSR”), which measures Company stock performance against a peer group of aerospace companies, and Adjusted ROIC, in each case measured over the three-year performance cycle.
Under the terms of the 2006-2008 performance units, participants will be entitled to a cash payout at the end of the three-year performance cycle only if the threshold performance standard is met. The number of performance units to be used in the calculation of the payout will range from 0% to 200% of the total performance unit account (including shares credited through dividend equivalents), based on the level of performance against the performance measures.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODRICH CORPORATION (Registrant)
Date: February 23, 2006	By:	/s/ Kenneth L. Wagner
Kenneth L. Wagner
Assistant Secretary

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